Exhibit 34.1

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                                                       Deloitte & Touche LLP
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Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholder
Home Loan Services, Inc.

We have examined Home Loan Services, Inc. (the "Company's") compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the loans serviced by the Company that were first and second lien residential mortgage loans sold in public securitizations closed during December 2004, and calendar years ended December 31, 2005, 2006, and 2007 (the "Platform") described in the accompanying Management's Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria as of and for the year ended December 31, 2007, excluding criteria 1122(d)(1)(iii); 1122(d)(3)(i)C; and 1122(d)(4)(ii), (xi), and (xii), which management has determined are not applicable to the activities performed by the Company with respect to the platform. Appendix B to management's assertion identifies the individual asset-backed transactions defined by management as constituting the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with SEC Regulation AB Servicing Criteria applicable to the Company during the year ended December 31, 2007, as follows:

                                                        Member of
                                                        Deloitte Touche Tohmatsu

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Item:                       Description of material noncompliance:

1122(d)(1)(i)               The Company had not instituted policies and
                            procedures to monitor any performance or other triggers for delinquency in accordance with the transactions agreements until April 2007.

1122(d)(2)(vii)B            For a sample of 60 bank statement reconciliations, 9
                            reconciliations were not completed within 30 calendar days after the bank statement cutoff date.

1122(d)(4)(x)C              For a sample of 60 loans with escrow accounts,
                            escrow funds were not returned within 30 days after payoff for 2 loans.

In our opinion, except for the material noncompliance described in the preceding paragraph, the Company complied, in all material respects, with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2007 for the Platform.

Management's assessment includes management's responses to the material noncompliance identified in our examination. Such responses have not been subjected to the procedures applied in our examination and, accordingly, we do not express an opinion or provide any form of assurance on the appropriateness of the responses or the effectiveness of any corrective actions described therein.

/s/ Deloitte & Touche LLP

February 28, 2008